Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Riot Platforms, Inc. on Form S-3 (File No. 333-259039, File No. 333-259212 and File No. 333-281454) and Form S-8 (File No. 333-261086, File No. 333-235355, File No. 333-267567, File No. 333-273235, File No. 333-276207 and File No. 333-280587) of our report dated March 2, 2023, with respect to our audit of the consolidated financial statements of Riot Platforms, Inc. and Subsidiaries for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Riot Platforms, Inc. for the year ended December 31, 2024.

We were dismissed as auditors on May 18, 2023 and, accordingly we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

February 27, 2025